Ex 16.1

[Stark Winter Schenkein & Co., LLP LETTERHEAD]

October 27, 2006

Securities and Exchange Commission Mail Stop 11-3
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4(a) of Innovative Software Technologies, Inc.'s Form 8-K dated October 27, 2006, and we agree with the statements made therein.

Sincerely,

/s/ Stark Winter Schenkein & Co., LLP
Certified Public Accountants